UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 17, 2014

IDLE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54736	26-2818699
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

216 S. Centre Avenue Leesport, PA		19533
(Address of principal executive offices)		(Zip Code)

(484) 671-2241
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Agreement.

On February 1, 2014, Idle Media, Inc. (“we” or the “Company”) entered into an Advertising Representation Agreement with Woven Digital, LLC (the “Agreement”). This Agreement was amended on September 29, 2014 (the “Amendment”). Below is a summary of the material provisions of such Agreement and Amendment, which summary is qualified in its entirety by reference to the full text of the Agreement and Amendment, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement and Amendment.

Under the Agreement, we had originally granted Woven Digital, LLC (“Woven”) the (i) exclusive right to represent certain of our Properties (each a “Property” as defined in the Agreement and herein the “Properties”) to Advertisers, to negotiate with Advertisers and sell all Premium Advertisements on the Properties within the United States for a period of eleven months; and (ii) non-exclusive right to negotiate with Advertisers and sell all Premium Advertisements on the Properties outside the United States for a period of eleven months. As compensation for the foregoing, Woven agreed to guarantee us minimum payment of $70,000 per month.

On September 29, 2014 we amended the Agreement with Woven as set forth in the Amendment. Pursuant to the Amendment, Woven has agreed to guarantee us minimum payments of $35,000 per month during the final three months of the Agreement Term, and we have agreed with Woven that its exclusivity shall be limited to advertisements that relate to spirits or alcohol, beer, movies, television or telecommunication.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2014, we entered into an Employment Agreement with our Chief Executive Officer, Marcus Frasier. Mr. Frasier also serves as our sole Director. Below is a summary of the material provisions of such Employment Agreement which summary is qualified in its entirety by reference to the full text of the Employment Agreement which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

The Employment Agreement provides for an annual base salary of $450,000 for Mr. Frasier, subject to a 10% increase per annum. The initial term of employment under the Employment Agreement is three (3) years, unless earlier terminated by us or Mr. Frasier by reason of disability, death, for cause, for “good reason,” change of control or otherwise. In addition to his base salary, Mr. Frasier will be eligible to earn a bonus (“Bonus”) and receive Options, as determined by our Board of Directors.

Upon termination of Mr. Frasier without “cause”, upon his resignation for “good reason”, or upon his termination following a “change of control” (each as defined in the Employment Agreement) Mr. Frasier will be entitled to receive from us a severance payment equal to 2.99 times his then current base salary. Mr. Frasier shall also be entitled to any unpaid Bonus from the preceding year of employment.

On October 17, 2014, we entered into an Employment Agreement with Kyle Reilly, our Executive Vice-President of Music. Below is a summary of the material provisions of such Employment Agreement which summary is qualified in its entirety by reference to the full text of the Employment Agreement which is attached as Exhibit 10.4 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

The Employment Agreement provides for an annual base salary of $200,000 for Mr. Reilly. The initial term of employment under the Employment Agreement is one (1) year, unless earlier terminated by us or Mr. Reilly. If we terminate Mr. Reilly without Cause, we have agreed to pay Mr. Reilly all accrued but unpaid expenses plus a lump sum payment in an amount equal to the lesser of (i) six month’s salary; or (ii) any unpaid salary through the end of the Term of the Agreement.

Appointment of Secretary

On October 17, 2014 Craig DeFranco was appointed Secretary of the Company. Mr. DeFranco has been the Company’s Controller since July 2012. Mr. DeFranco has over 25 years of experience, both public and private, in corporate finance, accounting and reporting. From May 2008 through August 2010, Mr. DeFranco was Chief Financial Officer of British American Auctions, LLC, a world-wide purveyor of fine art and collectables.

From July 2004 to October 2010, Mr. DeFranco was SVP Finance and Corporate Secretary of Edentify, Inc., a leading provider of identity theft solutions throughout the United States.

From 2002 to 2004 Mr. DeFranco was Division Controller of HMX Sportswear, a subsidiary of Hartmarx Corp., a former Fortune 500 company. The HMX Sportswear division manufactured the sportswear lines of Jack Nicklaus, Ted Baker, Pringle and Austin Reed sportswear in addition to various accessories.

In addition, from 2001 to 2002, Mr. DeFranco was Chief Financial Officer of Across Frontiers, Inc., an international media company based in New York specializing in the development and distribution of educational DVD’s focusing on the cultural nuances of other countries to assist business travelers acclimate themselves to customs and practices while visiting abroad.

Mr. DeFranco is a graduate of Villanova University with a B.S. in Accounting and a certificate in Criminal Justice. DeFranco has also completed course work in executive communication from Penn State University and Six Sigma from Villanova University. Additionally, DeFranco was nominated to the Pennsylvania Pharmacy Licensing Board by Governor Tom Corbett and approved by the Pennsylvania Senate in 2014.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibits

10.1     February 1, 2014 Agreement between Woven and the Company

10.2     September 29, 2014 Amending Agreement between Woven and the Company

10.3     2014 Employment Agreement between the Company and Marcus Frasier dated October 17, 2104.

10.4     2014 Employment Agreement between the Company and Kyle Reilly dated October 17, 2104.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDLE MEDIA, INC.

Date: October 20, 2014	By:	/s/ Marcus Frasier
Name: Marcus Frasier
Title: Chief Executive Officer